Exhibit 10.1

NOTE CANCELLATION AND ROYALTY AGREEMENT

This Note Cancellation and Royalty Agreement (“Agreement”) is made on May 22, 2019 (“Effective Date”) by and between Russell Rheingrover (“RR”) and Double Down Holdings Inc. (“DD”).

WHEREAS, DD issued the following convertible notes to RR (collectively the “Notes”) with interest owed as of the date hereof:

Issuance Date	Principal	Interest	Conversion Price

9/8/16	$20,000	$5,414	$0.15
10/26/16	$30,000	$7,725	$0.15
1/6/17	$30,000	$7,134	$0.15
7/3/17	$10,000	$1,890	$0.15
10/3/17	$5,000	$819	$0.15
3/30/18	$53,000	$6,066	$0.15
6/30/18	$36,876	$3,299	$0.15
9/30/18	$3,599	$232	$0.15
12/22/18	$4,668	$185	$0.15

WHEREAS, as of the date hereof a total of $225,907 is due to RR under the Notes.

WHEREAS the parties have agreed that the Notes will be cancelled in exchange for the royalty payments as provided for in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Parties hereto agree as follows:

1. CANCELLATION OF THE NOTES.

The Notes are hereby cancelled.

2. ROYALTY.

On a quarterly basis, DD shall pay RR $0.05 per 30ml of any essential oils, or like products, DD or its affiliates sells until such time as DD has paid RR $225,907 in such royalties. This includes amounts earned by license, joint venture, transfer, or otherwise.

3. AUDIT.

RR has the right to audit DD at any time to ensure compliance with the royalty terms herein. If any such audit reveals an under-payment, DD shall promptly pay such under-payment, and if an under-payment is greater than 10% of what was owed, DD shall pay costs if such audit.

4. DISPUTE RESOLUTION AND ARBITRATION.

In the event of any dispute or difference between the Parties hereto upon or in relation to or in connection with this Agreement, such dispute or difference, shall be resolved amicably and in good faith by mutual consultation. If such resolution is not possible, then the unresolved dispute or difference whatsoever arising between the Parties out of or relation to the construction, meaning, scope, operation or effect of this agreement or the validity the breach thereof or in respect of any defined legal relationship associated therewith or derived therefrom dispute shall be submitted for arbitration to AAA in San Francisco, CA. The award made in pursuance thereof shall be binding on the Parties.

5. AMENDMENTS TO THE AGREEMENT

No amendment or modification of this Agreement shall be valid unless the same is made in writing by the Parties or their authorized representatives specifically stating the same to be an amendment of this Agreement. The modifications shall be effective from the date on which they are made / executed unless otherwise agreed to.

6. SEVERABILITY

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein.

7. NO JOINT VENTURE

Nothing contained in this Agreement will be construed as creating a joint venture, agency, partnership or employment relationship between the Parties hereto, nor will any Party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Party.

8. GOVERNING LAW

This Agreement shall be governed and interpreted in accordance with the laws of the state of California.

IN WITNESS WHEREOF the parties hereto through its duly authorized representatives have signed this Agreement on the day, month and year mentioned hereinbefore.

Russell Rheingrover

/s/ Russell Rheingrover

Double Down Holdings Inc.

/s/ Jonathan Boys
Name: Jonathan Boys
Title:   Director